As filed with the Securities and Exchange Commission on April 25, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCURY COMPUTER SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2741391
(State of Incorporation)	(I.R.S. Employer Identification Number)

199 Riverneck Road

Chelmsford, Massachusetts 01824

(978) 256-1300

(Address of Principal Executive Offices)

MERCURY COMPUTER SYSTEMS, INC.

1997 STOCK OPTION PLAN

(Full Title of the Plan)

Anthony J. Medaglia, Jr., Esquire

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock	1,000,000 shares	$25.40	$25,400,000	$2,989.58

(1)	This registration statement also relates to such indeterminate number of additional shares of Common Stock as may be necessary to satisfy the antidilution provisions of the employee benefit plan described herein or which may otherwise become issuable under such plan by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of Common Stock.
(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of determining the amount of the registration fee. The registration fee has been calculated based on the average of the high and low prices on the NASDAQ National Market on April 20, 2005.

NOTE

This registration statement is being filed solely for the purpose of registering 1,000,000 additional shares of common stock, par value $.01 per share (“Common Stock”), of Mercury Computer Systems, Inc. (“Mercury”) issuable pursuant to the Mercury Computer Systems, Inc. 1997 Stock Option Plan, as amended (the “Plan”), originally adopted in 1997. The total number of shares issuable under the Plan is 8,650,000 shares, of which 7,650,000 shares were previously registered on Form S-8 (Reg. Nos. 333-53291, 333-101993 and 333-112990). Pursuant to General Instruction E of Form S-8, the contents of these registration statements are incorporated herein by reference, except as otherwise noted below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the Common Stock offered hereby will be passed upon for Mercury by Goodwin Procter LLP, Boston, Massachusetts. Anthony J. Medaglia, Jr., a partner of Goodwin Procter LLP, is Secretary of Mercury and owns 25,950 shares of Common Stock and options for the purchase of an additional 7,010 shares of Common Stock. Lisa R. Haddad, also a partner of Goodwin Procter LLP, is an Assistant Secretary of Mercury.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. Mercury has included a similar provision in its articles of organization.

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his position as a director of the corporation unless he is deemed to have not acted in good faith in the reasonable belief that his action was in the best interest of the corporation. As noted below, Mercury has provided for director indemnification in its articles of organization and bylaws.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) the articles of organization, (ii) the bylaws, (iii) a vote of the board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional. As noted below, Mercury has provided for officer indemnification in its bylaws.

Mercury’s bylaws, as amended, provide that, except as limited by law or otherwise provided in the bylaws, each director or officer of Mercury (and his heirs and personal representatives) shall be indemnified by Mercury against any expense incurred in connection with each proceeding in which he is involved as a result of his serving or having served as a director or officer. The bylaws further provide that no indemnification shall be provided to a director or officer with respect to a proceeding as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interests of Mercury. Mercury will pay sums on account of indemnification in advance of a final disposition of a proceeding upon receipt of an undertaking by the director/officer to repay such sums if it is subsequently established that he is not entitled to indemnification.

The bylaws do not limit the power of the board of directors to authorize the purchase and maintenance of insurance on behalf of any director or officer against any expense whether or not Mercury would have the power to indemnify such director or officer against such expense under the bylaws. Mercury maintains directors’ and officers’ liability insurance.

Mercury has entered into indemnification agreements with its directors. The indemnification agreements require, among other matters, that Mercury indemnify its directors to the fullest extent provided by law and advance to directors certain expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

ITEM 8. EXHIBITS.

Exhibit	Description
4.1	Restated Articles of Organization, as amended (incorporated herein by reference to Exhibit 3.1 of Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2003).

4.2	Amendment to Restated Articles of Organization dated November 15, 2004 (incorporated herein by reference to Exhibit 3.2 of Mercury’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2004).

4.3	By-laws, as amended (incorporated herein by reference to Exhibit 3.2 of Mercury’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004).

4.4	1997 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.1 to Mercury’s current report on Form 8-K, dated November 15, 2004, and filed on November 18, 2004).

5.1*	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in signature page to this registration statement).

99.1	Form of Stock Option Agreement under 1997 Stock Option Plan (incorporated herein by reference to Mercury’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chelmsford, the Commonwealth of Massachusetts on this 25th day of April, 2005.

MERCURY COMPUTER SYSTEMS, INC.

By:	/s/ James R. Bertelli
James R. Bertelli, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints James R. Bertelli and Robert E. Hult his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James R. Bertelli James R. Bertelli	President, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2005

/s/ Robert E. Hult Robert E. Hult	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 25, 2005

/s/ Joseph M. Hartnett Joseph M. Hartnett	Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 25, 2005

/s/ Gordon B. Baty Gordon B. Baty	Director	April 25, 2005

/s/ Albert P. Belle Isle Albert P. Belle Isle	Director	April 25, 2005

/s/ George W. Chamillard George W. Chamillard	Director	April 25, 2005

/s/ Russell K. Johnsen Russell K. Johnsen	Director	April 25, 2005

/s/ Sherman N. Mullin Sherman N. Mullin	Director	April 25, 2005

/s/ Lee C. Steele Lee C. Steele	Director	April 25, 2005

/s/ Richard P. Wishner Richard P. Wishner	Director	April 25, 2005

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Organization, as amended (incorporated herein by reference to Exhibit 3.1 of Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2003).

4.2	Amendment to Restated Articles of Organization dated November 15, 2004 (incorporated herein by reference to Exhibit 3.2 of Mercury’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2004).

4.3	By-laws, as amended (incorporated herein by reference to Exhibit 3.2 of Mercury’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004).

4.4	1997 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.1 of Mercury’s current report on Form 8-K, dated November 15, 2004, and filed on November 18, 2004).

5.1*	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in signature page to this registration statement).

99.1	Form of Stock Option Agreement under 1997 Stock Option Plan (incorporated herein by reference to Mercury’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004).

*	Filed herewith